Exhibit 23.1

Stan Jeong-Ha  Lee, CPA

2160 North Central Rd. Suite 209 Fort Lee NJ 07024

P.O. Box 436402 San Diego CA 92143-6402

619-623-7799 Fax 619-564-3408 E-mail: stan2u@gmail.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

January 11, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Re: Areti Web Innovations, Inc.

Dear Sirs/Madams:

We have read the Registration Statement on Form S-1, Amendment No. 5, dated January 11, 2012 of Areti Web Innovations, Inc., and we agree with the statements made therein concerning our firm, consent to the use of our report dated May 15, 2012, relating to the audited financial statements of Areti Web Innovations, Inc. and its Subsidiaries as of December 31, 2011, and to the reference to our Firm under the heading "Experts" in the Prospectus.

Very truly yours,

/s/ Stan Jeong-Ha Lee, CPA

Stan Jeong-Ha  Lee, CPA

Fort Lee, New Jersey

January 11, 2013